EXHIBIT 99.1
Complete Production Services, Inc. Reports
First Quarter 2008 Earnings and Pressure Pumping Acquisition
HOUSTON, April 23, 2008 (Business Wire) – Complete Production Services, Inc. (NYSE: CPX) today reported first quarter 2008 revenue of $455.3 million, up 12% over first quarter 2007 revenue and up 7% over the fourth quarter of 2007. Net income for the quarter was $43.9 million, or $0.60 per diluted share, compared to first quarter 2007 net income of $47.4 million, or $0.65 per diluted share. Fourth quarter 2007 net income was $41.9 million, or $0.57 per diluted share, before the impact of a goodwill impairment charge of $13.1 million, or $0.18 per diluted share. Earnings before interest, taxes, depreciation, amortization, impairment charge and minority interest (EBITDA, as defined below) totaled $124.5 million, up 3% year-over-year, and up 9% over the fourth quarter of 2007.
For the Completion and Production Services Segment revenue and EBITDA were $356.7 million and $113.1 million, respectively. Segment revenue was up 16% year-over-year and up 8% sequentially. Segment EBITDA was up 9% year-over-year and up 10% sequentially. Activity levels were robust during the quarter in most of the company’s operating areas, particularly in the Rockies, Mid-Continent region and Mexico. Sequentially, segment revenues were up in every major service offering except rental operations which were down slightly. “We are very pleased with our results for the first quarter of 2008, especially in light of the concerns we had when we entered the quarter related to activity levels and capacity additions,” commented Joe Winkler, Chairman and Chief Executive Officer. Segment EBITDA margins for the quarter were 31.7%, up slightly versus the 31.0% margin achieved in the fourth quarter of 2007 and down compared to 33.9% in the first quarter of 2007. The year-over-year decline in margin was primarily due to reduced pricing levels for certain service offerings, slightly lower utilization rates and the impact of inflationary forces on labor and fuel.
For the Drilling Services Segment revenue and EBITDA were $61.0 and $13.8 million, respectively compared to $61.2 million and $15.9 million in the prior quarter, and $58.4 million and $18.1 million in the first quarter of 2007. EBITDA margins declined sequentially in rig logistics, where we experienced continued pricing pressures as well as higher fuel and labor costs, and in contract drilling where labor costs continued to trend upwards. Year-over-year, EBITDA margins were adversely impacted by lower pricing levels as well as increased costs for labor and fuel. For the Products Segment revenue and EBITDA were $37.5 million and $5.6 million, respectively, compared to $33.2 million and $3.9 million in the prior quarter and $41.0 million and $5.2 million in the first quarter of 2007. Margins improved primarily due to a better product mix.
“In addition to an outstanding operational performance during the first quarter, we also continued executing our strategy to expand our core service lines within the resource plays of North America,” stated Joe Winkler. “In line with that strategy Complete acquired Frac Source Services, Inc., a provider of pressure pumping services in the

Barnett Shale on April 15. This transaction will result in three frac fleets working for a major customer under long-term contracts. The ability to secure this contract and execute this transaction is a testament to our team’s capabilities and reputation to deliver results for our customers.” Complete’s total investment including the purchase price and additional capex required will be approximately $90 million.
“Our outlook remains positive regarding the long-term fundamentals of natural gas,” commented Mr. Winkler. “Our customers continue to execute their drilling plans and expand their positions within the resource plays of North America.”
Conference Call
Complete will hold a conference call to discuss first quarter 2008 results on Thursday, April 24 at 8:00 a.m. Central Time. To participate in the live conference call, dial 800-322-2803 at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 23004731. The conference call will be available for replay beginning at 10:00 a.m, April 24, 2008 and will be available until May 1, 2008. To access the conference call replay, please call 888-286-8010 and use the passcode: 80452270. The call is also being webcast and can be accessed at our website at www.completeproduction.com.
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risk and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.
Management evaluates the performance of Complete’s operating segments using a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income from continuing operations before net interest expense, taxes, depreciation and amortization, impairment charge, and minority interest. EBITDA is not a substitute for the GAAP measures of earnings and cash flow. EBITDA is used in this press release because our management considers it an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
For more information, please contact:
Mike Mayer
Senior Vice President and Chief Financial Officer
281-372-2311
mmayer@completeproduction.com

Jose Bayardo
Vice President, Corporate Development and Investor Relations
281-372-2325
jbayardo@completeproduction.com

Complete Production Services, Inc.
Consolidated Statements of Operations
For the Quarters Ended March 31, 2008 and 2007
(in thousands, except per share data)

	Quarter Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)
Revenue:
Services	$417,735	$366,035
Products	37,528	41,032

	455,263	407,067

Cost of services	251,705	203,513
Cost of products	27,481	31,811
General and administrative expense	51,567	50,570
Depreciation and amortization	40,582	28,970

	371,335	314,864

Income from continuing operations before interest, taxes and minority interest	83,928	92,203

Interest expense	15,919	15,625
Interest income	(625)	(212)

Income from continuing operations before minority interest and taxes	68,634	76,790

Minority interest, net of tax	—	261

Income from continuing operations before taxes	68,634	76,529

Tax provision	24,708	29,179

Net income	$43,926	$47,350

Earnings per share:

Basic	$0.61	$0.66

Diluted	$0.60	$0.65

Weighted average shares outstanding:
Basic	72,562	71,503
Diluted	73,712	73,021

Complete Production Services, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2008 and December 31, 2007
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	(unaudited)
Assets:
Current assets	$437,455	$428,324
Property, plant and equipment, net	1,044,688	1,034,695
Goodwill	565,536	560,488
Other long-term assets	28,213	31,252

Total assets	2,075,892	2,054,759

Liabilities and stockholders’ equity:
Current liabilities	152,218	169,545
Long-term debt	807,326	825,987
Long-term deferred tax liabilities	142,484	128,904

Total liabilities and minority interest	1,102,028	1,124,436

Common stock	727	725
Treasury stock	(202)	(202)
Additional paid-in capital	584,663	581,404
Retained earnings	361,461	317,535
Cumulative translation adjustment	27,215	30,861

Total stockholders’ equity	973,864	930,323

Total liabilities and stockholders’ equity	$2,075,892	$2,054,759

Complete Production Services, Inc.
Cash Flow Data
For the Quarter Ended March 31, 2008
(in thousands)

March 31,
2008
(unaudited)
Cash flows provided by/(used for):
Operating activities	$75,883
Investing activities:
Capital expenditures	$(51,332)
Other investing activities	$(5,910)
Financing activities	$(22,204)

Complete Production Services, Inc.
Consolidated Segment Information
For the Quarters Ended March 31, 2008 and 2007, and December 31, 2007
(in thousands, except percentages)

	Quarter Ended
	March 31,	March 31,	December 31,
	2008	2007	2007
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Completion and production services	$356,748	$307,639	$330,079
Drilling services	60,987	58,396	61,222
Products	37,528	41,032	33,231

Total revenues	$455,263	$407,067	$424,532

EBITDA: (1)
Completion and production services	$113,056	$104,162	$102,481
Drilling services	13,795	18,068	15,856
Products	5,614	5,157	3,945
Corporate and other	(7,955)	(6,214)	(8,073)

Total EBITDA	$124,510	$121,173	$114,209

EBITDA as a % of Revenue:
Completion and production services	31.7%	33.9%	31.0%
Drilling services	22.6%	30.9%	25.9%
Products	15.0%	12.6%	11.9%
Total	27.3%	29.8%	26.9%

(1)	EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.

Complete Production Services, Inc.
Reconciliation of EBITDA to the Most Comparable GAAP Measure
For the Quarters Ended March 31, 2008 and 2007 and December 31, 2007
(unaudited, in thousands)

	Completion
	& Production	Drilling		Corporate &
	Services	Services	Products	Other	Total
Quarter Ended March 31, 2007:
EBITDA	$113,056	$13,795	$5,614	$(7,955)	$124,510
Depreciation & amortization	34,123	5,125	775	559	40,582

Operating income (loss)	$78,933	$8,670	$4,839	$(8,514)	$83,928

Quarter Ended March 31, 2007:
EBITDA	$104,162	$18,068	$5,157	$(6,214)	$121,173
Depreciation & amortization	24,284	3,635	678	373	28,970

Operating income (loss)	$79,878	$14,433	$4,479	$(6,587)	$92,203

Quarter Ended December 31, 2007:
EBITDA	$102,481	$15,856	$3,945	$(8,073)	$114,209
Depreciation & amortization	31,904	4,785	745	669	38,103
Impairment charge	13,094	—	—	—	13,094

Operating income (loss)	$57,483	$11,071	$3,200	$(8,742)	$63,012